Exhibit 10.1

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is entered into as of November 29, 2013 by and between Sensata Technologies Holding N.V., a Dutch public limited company (naamloze vennootschap or N.V.) (the “Company”), and Sensata Investment Company S.C.A., a société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg (the “Seller”).

Background

A. The Seller owns in aggregate 49,368,674 of the Company’s ordinary shares, €0.01 nominal value per share (the “Ordinary Shares”), and proposes to sell a portion of the Ordinary Shares owned by the Seller to the Company on the terms and conditions set forth in this Agreement;

B. The Company proposes to repurchase from the Seller a portion of the Ordinary Shares held by the Seller at the price and upon the terms and conditions provided in this Agreement (the “Repurchase”);

C. Promptly after the date hereof, the Seller, together with certain other shareholders of the Company, intends to commence an underwritten public offering (the “Public Offering”) of Ordinary Shares held by the Seller and such other shareholders (the “Underwritten Shares”);

D. During the general meeting of shareholders of the Company held on 22 May 2013, the general meeting of shareholders of the Company extended the authorization to the board of directors of the Company (the “Board”) for a period of 18 months from the date of that meeting to repurchase up to 10% of the issued capital of the Company on the open market, through privately negotiated transactions or in one or more self tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of such transaction.

E. The Board has authorized a program pursuant to which the Company may repurchase Ordinary Shares, having an aggregate value of up to $250.0 million, from time to time in the open market or in privately negotiated transactions; and

F. The Board (following the recusal of members of the Board with a direct or indirect interest in the Repurchase) has approved the Repurchase and related transactions that may be required in connection with the Repurchase.

THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Repurchase.

(a) Subject to the satisfaction of the conditions and to the terms set forth in paragraphs 1(b) and 1(c) below, the Seller hereby agrees to transfer, assign, sell, convey and deliver to the Company 100% of its right, title, and interest in and to a number of shares equal to the lesser of (i) 5,000,000 Ordinary Shares or (ii) 30% of the number of Ordinary Shares sold by the Seller and the other shareholders of the Company in the Public Offering (the “Repurchase Shares”). The per share purchase price for each Repurchase Share shall be equal to the per share price at which the Seller sells the Underwritten Shares to the underwriters in the Public Offering (the “Per Share Purchase Price”). Notwithstanding the foregoing, in the event that the product of the Per Share Purchase Price and the aggregate number of Repurchase Shares (the “Aggregate Purchase Price”) is greater than $250.0 million, the number of Repurchase Shares shall be reduced to be equal to (i) $250.0 million divided by (ii) the Per Share Purchase Price, rounded down to the nearest whole share. At the Closing (as defined below), subject to the satisfaction of the conditions and to the terms set forth in paragraphs 1(b) and 1(c), the Seller agrees to transfer, assign, sell, convey and deliver the Repurchase Shares (as adjusted to reflect any reduction in the aggregate number of Repurchase Shares in accordance with the immediately preceding sentence) to the Company, and the Company hereby agrees to purchase such Repurchase Shares from the Seller at the Aggregate Purchase Price.

(b) The Seller may reduce the number of Repurchase Shares to be sold hereunder by providing notice to the Company prior to the issuance by the Company of a press release announcing the Public Offering (which, for purposes of clarity, would result in a reduction in the aggregate Repurchase Shares delivered to, and aggregate Purchase Price to be paid by, the Company).

(c) The obligations of the Company to purchase the Repurchase Shares shall be subject to the closing of the Public Offering pursuant to an underwriting agreement by and among the Company, the Seller and the underwriters named therein (the “Underwriting Agreement”) no later than 6 business days from the date hereof.

(d) The closing of the sale of the Repurchase Shares (the “Closing”) shall take place upon the same day as the closing of the Public Offering at the offices of the Company’s U.S. subsidiary in Attleboro, Massachusetts, or at such other time and place as may be agreed upon by the Company and the Seller. At the Closing, the Seller and the Company shall effectuate the sale and transfer of the Repurchase Shares by duly executing and delivering a Dutch law deed of sale and transfer in customary form and the Seller shall execute and deliver such other agreements, certificates or documents (including a stock power) as the Company may reasonably request to effect the purchase, sale and transfer of the Repurchase Shares, and the Company agrees to deliver to the Seller the Aggregate Purchase Price by wire transfer of immediately available funds.

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Seller that:

(a) The Company has been duly incorporated and is validly existing as an entity under Dutch law. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The compliance by the Company with this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate any provision of the deed or certificate of incorporation, by-laws or articles of association, or other organizational documents, as applicable, of the Company or its subsidiaries or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; except, in the case of clauses (i) and (iii), as would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as will have been obtained or made as of the date of this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of its obligations under this Agreement, including the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole.

3. Representations of the Seller. In connection with the transactions contemplated hereby, the Seller represents and warrants to the Company that:

(a) The Seller is duly organized and existing under the laws of the Grand Duchy of Luxembourg.

(b) All consents, approvals, authorizations and orders necessary for the execution and delivery by the Seller of this Agreement and for the sale and delivery of the

Repurchase Shares have been obtained; and the Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Repurchase Shares, except for such consents, approvals, authorizations and orders as would not impair in any material respect the consummation of the Seller’s obligations hereunder.

(c) This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d) The sale of the Repurchase Shares to be sold by the Seller hereunder and the compliance by the Seller with all of the provisions of this Agreement and the consummation of the transactions contemplated herein (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the property or assets of the Seller is subject, (ii) nor will such action result in any violation of the provisions of (x) any organizational or similar documents pursuant to which the Seller was formed or (y) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Seller or the property of the Seller; except in the case of clause (i) or clause (ii)(y), for such conflicts, breaches, violations or defaults as would not impair in any material respect the consummation of the Seller’s obligations hereunder.

(e) As of the date hereof and immediately prior to the delivery of the Repurchase Shares to the Company at the Closing, the Seller holds good and valid title to the Repurchase Shares or a securities entitlement in respect thereof, and holds, and will hold, such Repurchase Shares free and clear of all liens, encumbrances, equities or claims; and, upon delivery and transfer of such Repurchase Shares (including by crediting to a securities account of the Company) and payment therefor pursuant hereto, assuming that the Company has no notice of any adverse claims within the meaning of Section 8-105 of the New York Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”), the Company will acquire good and valid title to the Repurchase Shares, free and clear of all liens, encumbrances, equities or claims, as well as a valid security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Repurchase Shares purchased by the Company, and no action (whether framed in conversion, replevin, constructive trust, equitable lien or other theory) based on an adverse claim (within the meaning of Section 8-105 of the UCC) to such security entitlement may be asserted against the Company.

(f) The Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase. The Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Repurchase and the Repurchase Shares and has had full access to such other information concerning the Shares and the Company as it has requested. The Seller has received all information that it believes is necessary or appropriate in connection with the Repurchase. The Seller is an informed and sophisticated party and has engaged, to the extent the Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Seller acknowledges that the Seller has not received or relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth for the benefit of the Seller in this Agreement.

4. Termination. This Agreement may be terminated at any time by the mutual written consent of the Company and the Seller. Furthermore, unless such date is extended by the mutual written consent of the Company and the Seller, this Agreement shall automatically terminate and be of no further force and effect, in the event that (a) the commencement of the Public Offering has not been publicly announced within 3 business days after the date hereof or (b) the conditions in paragraph 1(c) of this Agreement have not been satisfied within 6 business days after the date hereof.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient, or sent via electronic mail to the recipient (with confirmation of receipt). Such notices, demands and other communications will be sent to the address indicated below:

To the Seller:

Sensata Investment Company S.C.A.

c/o Bain Capital, LLC

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attention: Paul Edgerley

Facsimile No.: (617) 516-2010

Email: pedgerley@baincapital.com

To the Company:

Sensata Technologies Holding N.V.

c/o Sensata Technologies, Inc.

529 Pleasant Street

Attleboro, Massachusetts, 02703

Attention: Jeffrey Cote

Email: jcote@sensata.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f) No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g) Governing Law; Jurisdiction. The Agreement and all disputes arising out of or related to this agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement or the Company’s business or affairs in any other court, tribunal, forum or proceeding. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Seller and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company and the Seller shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(l) Expenses. Each of the Company and the Seller shall bear its own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Share Repurchase Agreement as of the date first written above.

Company:

SENSATA TECHNOLOGIES HOLDING N.V.

By:	/s/ Jeffrey Cote
Name:	Jeffrey Cote
Title:	Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer

Seller:

SENSATA INVESTMENT COMPANY S.C.A.

By:	/s/ Paul Edgerley
Name:	Paul Edgerley
Title:	Managing Director

[Signature Page to Share Repurchase Agreement]